                                                                    EXHIBIT 99.1


DUSA PHARMACEUTICALS, INC.
FOR RELEASE AT 8:30 AM

               DUSA REPORTS INITIATION OF SECOND COMPANY-SPONSORED
              CLINICAL TRIAL OF LEVULAN(R) PDT FOR THE TREATMENT OF
                               BARRETT'S ESOPHAGUS

          DUSA PRESENTS AT UBS WARBURG GLOBAL LIFE SCIENCES CONFERENCE


WILMINGTON, MASSACHUSETTS OCTOBER 10, 2001. DUSA Pharmaceuticals, Inc. (NASDAQ
NMS: DUSA) today announced the initiation of the Company's second Phase I/II clinical trial for the treatment of Barrett's Esophagus (BE) using Levulan(R) (ALA, or aminolevulinic acid) photodynamic therapy (PDT). Both studies are being performed at a single U. S. site. The studies are being carried out in order to examine the safety and efficacy of Levulan(R) PDT in the treatment of early-stage and late-stage BE.

Barrett's esophagus is an acquired condition affecting up to 700,000 patients in the United States, in which the normal esophageal lining is replaced by an abnormal lining (early-stage BE) that can then become dysplastic. As dysplasia progresses from low-grade to high-grade, the risk of esophageal cancer greatly increases, such that patients with confirmed high-grade dysplasia (late-stage
BE) often undergo major surgery to remove the affected portion of the esophagus. Current medical treatment of BE includes lifelong anti-reflux therapy with drugs called proton pump inhibitors. The role of anti-reflux surgery is also being evaluated. There is currently no approved therapy proven to halt or reverse BE, or to slow its progression to esophageal cancer.

As previously reported (April 2001), DUSA has also been supporting an independent investigator clinical study for this indication at the University of Sheffield, England. In that double-blind, controlled, randomized clinical trial, 25 patients with low grade dysplastic BE have been treated with oral Levulan(R) and PDT, and are being followed for 24 months. This same group of investigators has already published positive results from an earlier study in the treatment of this disease (see reference below). There have also been multiple reports from other independent studies in the literature demonstrating the potential of ALA PDT in the treatment of this condition.

Stuart Marcus, MD, Ph.D., DUSA's CSO, stated "Published studies have reported a significant and prolonged effect of ALA PDT on BE of various stages, with no scarring reported in any studies, presumably because of the selective effect of this approach on the esophageal lining, where BE occurs. We are excited to have now initiated two separate DUSA-sponsored studies on Levulan(R) PDT for early and late-stage BE, and hope to use the results of these studies to advance the development of our therapy for this important, pre-cancerous, and currently medically untreatable disease."

DUSA's clinical trials are designed to examine various doses of light with the goal of determining the optimal dose for Levulan(R) PDT in the treatment of this disease. In the clinical trial on early-stage BE, which was initiated in July [see July 17, 2001 DUSA Clinical Update PR], a total of at least 36 patients with BE, with or without low-grade dysplasia, are being enrolled and will receive a fixed dose of Levulan(R) orally. Four to six hours later, the areas of BE will be exposed to various doses of red laser light delivered through a clear balloon catheter. Patients may be retreated after 1 month if necessary, and will be followed for 24 months after the initial treatment. The goal of the study is to eliminate the areas of BE, resulting in the re-growth of the normal esophageal lining.

In the second clinical trial on late-stage BE, a total of at least 20 patients with BE and high-grade dysplasia will be enrolled. They will also receive a fixed dose of Levulan(R) orally, and four to six hours later, the area of BE will be exposed to various doses of red laser light delivered through a clear balloon catheter. Patients may be retreated after each of the first 2 months, if necessary, and will be followed for 24 months after the initial treatment. The primary goal of this study is to test the ability of our product to remove areas of high-grade dysplasia in BE patients.

The original University of Sheffield paper, published in the journal Gut [Volume 47, pages 612-617 (2000)], is titled "Photodynamic therapy for dysplastic Barrett's esophagus: a prospective, double blind, randomised, placebo controlled trial", by R Ackroyd, N J Brown, MF Davis, T J Stephenson, S L Marcus, C J Stoddard, A G Johnson, and M W R Reed

As part of DUSA's investor presentation at the UBS Warburg Global Life Sciences Conference in New York City. Dr. Geoffrey Shulman updated investors on the current status, pipeline progress and the Company's value creation strategy. He also noted that the total number of BLU-U(R) units in use as of September 30, 2001 was 238, and the total number of Kerastick(R) units sold to medical doctors during the quarter ended September 30, 2001 was 1,638. He also reported that the Company expects to incur an operating loss in the range of $6,000,000 to $7,000,000 for the fiscal year ending December 31, 2001, in line with previous expectations.

DUSA Pharmaceuticals, Inc. is a biopharmaceutical company engaged primarily in the development of Levulan(R) Photodynamic Therapy (PDT) and Photodetection (PD) for multiple medical conditions. PDT and PD utilize light-activated compounds to induce a therapeutic or detection effect. DUSA is a world leader in topically or locally applied PDT and PD. The Company maintains offices in Wilmington, MA, Valhalla, NY and Toronto, Ontario.

Except for historical information, this news release contains certain forward-looking statements that involve known and unknown risk and uncertainties, which may cause actual results to differ materially from any future results, performance or achievements expressed or implied by the statements made. These forward-looking statements relate to the hope to be able to use results for further development, anticipated enrollment and protocol procedures in existing studies, the goals for the clinical study, and expectations for the fiscal year end operational loss. Such risks and uncertainties include, but are not limited to the regulatory approval process, dependence upon third-party manufacturers of the Kerastick(R), BLU-U(R) and Levulan(R), the ability to increase the market for the products, and other risks identified in DUSA's SEC filings from time to time, including its Form 10-K for the year ended December 31, 2000.

For further information contact:
D. GEOFFREY SHULMAN, MD, President & CEO or SHARI LOVELL, Director, Shareholder Services Tel: 416.363.5059
Fax 416.363.6602 or visit www.dusapharma.com